                                December 31, 1999



NCP-SBG Recapitalization Corp.
c/o North Castle Partners, L.L.C.
275 Battery Street, Suite 2160
San Francisco, CA 94111
Attention:      Peter Shabecoff


Re:      $30,000,000 Senior Secured Credit Facilities
         --------------------------------------------

Dear Mr. Shabecoff:

                  You have advised us that Saratoga Beverage Group, Inc., a Delaware corporation (the "Company"), intends to consummate a transaction (the "Transaction") in which North Castle Partners, L.L.C. (the "Sponsor"), certain members of management and other stockholders of the Company and certain affiliates of the Sponsor and other parties arranged by the Sponsor (collectively with the Sponsor, the "Investors") will acquire control of the Company by means of a leveraged recapitalization, in which an entity to be formed by the Investors would purchase newly issued shares in the Company and immediately thereafter you, a newly-formed transitory merger company ("Mergerco"), indirectly owned by the Investors, would merge (the "Merger") with the Company, with the Company as the surviving corporation. At the effective time of the Merger (the "Merger Effective Date"), shares of common stock of the Company (other than shares owned by the Investors and certain members of management and other stockholders of the Company and other Investors satisfactory to us (the "Rollover Stockholders"), which would remain outstanding) would be converted into the right to receive $6.00 in cash per share of common stock of the Company. Following the Merger, the Investors and the Rollover Stockholders will own approximately 90% and 10% of the Company, respectively. References herein to "you" and the "Borrower" shall mean Mergerco prior to any assignment of Mergerco's rights and obligations hereunder (and under the related Fee letter) to the Company occurring on or prior to the Merger Effective Date and the Company from and after any such assignment.

                  We understand that the funding required to effect the Transaction and to pay related fees and expenses in connection therewith shall be approximately $63,960,000 and shall be provided solely from (i) at least $31,960,000 from the issuance by the Company of equity (the "New Equity Issuance") to the Investors, to management and other stockholders of the Company





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NCP-SBG Recapitalization Corp.
December 31, 1999
Page 2


and to other investors satisfactory to us (of which at least $28,660,000 shall be in cash and $3,300,000 in management and other stockholder equity rollover),
(ii) at least $10,000,000 in cash from the issuance by the Borrower of senior subordinated notes (the "Senior Subordinated Notes") and (iii) the incurrence by the Borrower of the senior secured bank financing described below.

                  We further understand that up to $30,000,000 of senior secured credit facilities (collectively, the "Senior Credit Facilities") may be required by the Borrower (i) to provide funds required for the Transaction, (ii) to pay certain transaction fees and expenses in connection with the Transaction of approximately $3,875,000, (iii) to provide funds to refinance certain indebtedness of the Company outstanding on the date of the consummation of the Merger (the "Closing") in an aggregate principal amount of approximately $19,910,000 and (iv) after the Closing, to provide for working capital and other general corporate purposes of the Company and its subsidiaries. We understand that no more than $22,000,000 of the Senior Credit Facilities is expected to be funded at the Closing. The Senior Credit Facilities will be comprised of (i) an $8,000,000 revolving credit facility and (ii) a $22,000,000 term loan facility. Attached as Annex I hereto is a Summary of Principal Terms and Conditions (the "Term Sheet") setting forth the principal terms and conditions on which we are willing to arrange the Senior Credit Facilities and to make our portion of the Senior Credit Facilities available. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet. We further understand that, except as described above, no external financing will be required to effect the Transaction.

                  In connection with the foregoing, Bank of America, N.A. ("Bank of America" or the "Agent") is pleased to advise you that, subject to the terms and conditions set forth herein and in the Term Sheet, it (i) commits to provide the Senior Credit Facilities and (ii) will act as Agent for the syndicate of financial institutions (the "Lenders") party to the Senior Credit Facilities. Banc of America Securities LLC ("BAS" or the "Arranger") is pleased to advise you of its commitment, as sole Lead Arranger, Book Manager and Syndication Agent for the Senior Credit Facilities, to form a syndicate of financial institutions reasonably acceptable to you for the Senior Credit Facilities. To carry out our commitment, we reserve the right to engage the services of BAS and other of our affiliates to furnish the services contemplated hereby and to allocate any fees payable to us as we and our affiliates may agree in our sole discretion.

                  Bank of America reserves the right, prior to or after the execution of definitive credit documentation for the Senior Credit Facilities, to syndicate all or a part of its commitments hereunder to one or more financial institutions that will become Lenders party to the Senior Credit Facilities. Bank of America will act as sole and exclusive agent for the Senior Credit Facilities, and BAS will act as sole and exclusive Lead Arranger, Book Manager and Syndication Agent for the Senior Credit Facilities. No additional agents will be appointed, and no other titles will be awarded, without the prior written approval of Bank of America and BAS.

                  You agree actively to assist Bank of America and BAS in achieving a syndication of the Senior Credit Facilities that is satisfactory to us and you. Syndication of the Senior Credit Facilities will be accomplished by a variety of means, including direct contact during the

NCP-SBG Recapitalization Corp.
December 31, 1999
Page 3


syndication between senior management and advisors of the Sponsor and the Company and the proposed Lenders. To assist us in the syndication efforts, you hereby agree (i) to provide and cause your advisors to provide Bank of America, BAS and the other proposed Lenders upon request with all information reasonably deemed necessary by us to complete syndication, including, without limitation, historical financial information, projections and other evaluations prepared by the Sponsor, the Company and its subsidiaries and their respective advisors, or on their behalf, (ii) to assist us upon our reasonable request in the preparation of an information package (the "Information Memorandum") for delivery to potential syndicate members and participants and (iii) otherwise to assist us in our syndication efforts, including making officers and advisors of the Sponsor, the Company and its subsidiaries available to attend and make presentations regarding the business and prospects of the Company and its subsidiaries at one or more meetings of potential syndicate members at such times and places as we may reasonably request. You further agree to refrain from engaging in any additional financings for Mergerco or the Company, other than the New Equity Issuance and the Senior Subordinated Notes during such syndication process unless otherwise agreed to by us in writing.

                  It is understood and agreed that Bank of America and BAS, in consultation with you, will arrange and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to them, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood and agreed that no Lender will receive compensation from you or on your behalf outside the terms contained herein, in the Term Sheet or in the Fee Letter (as defined below) in order to obtain its commitment to participate in the Senior Credit Facilities. It is also understood and agreed that the amount and distribution of the fees among the other Lenders will be at the sole discretion of Bank of America and BAS and that any syndication prior to the execution of definitive documentation will reduce the commitments of Bank of America.

                  Bank of America's and BAS' obligations hereunder are conditioned on the existence of no material misstatements in or omissions from the materials and information, taken as a whole, which have previously been or will be furnished to Bank of America and BAS with respect to the Company and the Transaction, and on Bank of America's and BAS' confirmation that the Sponsor has performed appropriate due diligence with respect to the Company, the Transaction and the transactions contemplated hereby. Bank of America's and BAS' confirmatory due diligence with respect to materials and information which has previously been furnished to them prior to the date hereof is complete. In the event their confirmatory due diligence with respect to materials and information which have not yet been furnished to them discloses information relating to conditions or events not previously disclosed to Bank of America or BAS or relating to new information or additional developments concerning conditions or events previously disclosed to Bank of America or BAS which Bank of America and BAS in good faith believe could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, properties, business or operations of the Company and its subsidiaries taken as a whole (prior to and after giving effect to the Transaction) or on the feasibility of the Transaction or the financing thereof, Bank of America and BAS each may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate

NCP-SBG Recapitalization Corp.
December 31, 1999
Page 4


protection for the Lenders or decline to participate in the Senior Credit Facilities. Neither of Bank of America nor BAS shall be responsible or liable for any consequential or special damages which may be alleged as a result of their failure to provide or arrange the Senior Credit Facilities.

                  The obligations of Bank of America and BAS hereunder are subject to the satisfaction of each of the terms and conditions set forth herein, each of the terms and conditions set forth in the Term Sheet and each of the following conditions precedent in a manner acceptable to each of them:

                             (i) execution and delivery by Mergerco and the Company of a definitive Merger Agreement and other documentation relating to the Transaction, all in form and substance satisfactory to each of Bank of America and BAS in their sole discretion (collectively, the "Merger Agreement"), which shall include, without limitation, conditions to the effect that any "poison pill" or similar security or contractual arrangement of the Company, any Delaware provisions restricting the ability of Mergerco or the Company to effect the Merger and other provisions of law or contract which might materially impede or delay the Merger or otherwise materially adversely affect the Transaction or the parties to the Transaction shall have been effectively rendered inapplicable to the Merger and the Transaction;

                             (ii) all documents and materials publicly filed with respect to the Merger shall be reasonably acceptable to Bank of America and BAS;

                             (iii) a sufficient number of shares of common stock of the Company shall have been voted in favor of the Transaction as shall be required under applicable law and the Company's certificate of incorporation and by-laws to effect the Merger;

                             (iv) execution and delivery of a fee letter (the "Fee Letter") by each of Mergerco, Bank of America and BAS prior to or concurrently with the acceptance by Mergerco of this commitment letter (this "Commitment Letter");

                             (v) the negotiation, execution and delivery prior to May 31, 2000 of definitive documentation with respect to the Senior Credit Facilities consistent with this Commitment Letter, the Term Sheet and the Fee Letter and containing such other indemnities, covenants, representations and warranties, events of default, conditions precedent, security arrangements and other terms and conditions as shall be satisfactory to each of Bank of America and BAS in their sole discretion;

                             (vi) there not having occurred or become known since the date hereof any material adverse change in, or a material disruption of, financial, banking or capital markets conditions or in the market for syndicated bank credit facilities, in each case as determined by Bank of America and BAS, in the sole discretion of each;

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NCP-SBG Recapitalization Corp.
December 31, 1999
Page 5


                             (vii) there shall not have occurred since December 31, 1998 any material adverse change with respect to the Transaction or in the condition (financial or otherwise), results of operations, properties, assets, business, material business relationships, management, material relationships or projected revenues or cashflows of the Company and its consolidated subsidiaries, taken as a whole, and there shall exist no conditions, events or occurrences that, individually or in the aggregate, would reasonably be expected to result in such a material adverse change; and

                             (viii) Consolidated EBITDA of the Company for the fiscal year ending December 31, 1999 (based on audited financial statements and adjusted to reflect an additional one month of EBITDA of The Fresh Juice Company, Inc. in an amount not exceeding $475,000) ("Consolidated Adjusted EBITDA") shall be at least $5,000,000, all proposed adjustments (which shall not exceed $1,487,000 in the aggregate) to Consolidated Adjusted EBITDA of the Company shall be satisfactory to Bank of America and BAS and neither of Bank of America nor BAS shall have discovered any information with respect to the Company and its subsidiaries which is inconsistent in a material and adverse manner with information (including projections and other financial information) supplied by you.

                  The obligations of Bank of America and BAS hereunder are also subject to, among other conditions contained herein and in the Term Sheet, their reasonable satisfaction that (i) the Company and its subsidiaries are taking all necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, all business and financial risks facing the Company or any of its subsidiaries as a result of what is commonly referred to as the "Year 2000 Problem" (i.e., the inability of certain computer applications to recognize correctly and perform date-sensitive functions involving certain dates prior to, including and after December 31, 1999), including risks resulting from the failure of key vendors and suppliers of the Company and any of its subsidiaries, and the Company and its subsidiaries to successfully address the Year 2000 Problem and (ii) the Company's and its subsidiaries' material computer applications and those of its key vendors and suppliers will, on a timely basis, adequately address the Year 2000 Problem in all material respects.

                  To induce Bank of America and BAS to issue this Commitment Letter and to continue with their due diligence efforts and as consideration for the agreements of Bank of America and BAS hereunder, including, without limitation, their respective agreements to underwrite, manage, structure and syndicate the Senior Credit Facilities and to provide advisory services in connection with the syndication, you agree to pay to Bank of America and BAS the fees set forth in the Term Sheet and the Fee Letter. You agree that, once paid, such fees shall not be refundable under any circumstances. All such fees shall be paid in immediately available funds. You further agree that all out-of-pocket expenses of Bank of America and BAS (including the fees and disbursements of McGuire, Woods, Battle & Boothe LLP, counsel for Bank of America and BAS) in connection with their investigation of the Company and its subsidiaries, the syndication of the Senior Credit Facilities and the preparation, execution and delivery of this Commitment Letter, the Fee Letter, the Term Sheet and all definitive financing

NCP-SBG Recapitalization Corp.
December 31, 1999
Page 6


agreements and closing documents shall be for your account if the Transaction is consummated and the Senior Credit Facilities are made available. You further agree to indemnify and hold harmless Bank of America, BAS and their respective affiliates and each director, officer, employee, counsel and agent thereof (each an "Indemnified Person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve Bank of America, BAS or any such Indemnified Person as a result or arising out of or in any way related to or resulting from this Commitment Letter or the transactions contemplated hereby and, upon demand, to pay and reimburse Bank of America, BAS and each Indemnified Person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend or participate in any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Bank of America, BAS or such Indemnified Person is a party to any action or proceeding out of which any such expenses arise, and whether any such action, suit or proceeding is between you, the Sponsor, the Company and Bank of America, BAS or an Indemnified Person or between Bank of America and/or BAS and an Indemnified Person and a third person or otherwise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent such is found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Indemnified Person. You agree that no Indemnified Person shall have any liability to you or to your subsidiaries or affiliates or to your or their respective security holders or creditors for any indirect, consequential or special damages arising out of, relating to or in connection with the Transaction or any matter contemplated by this Commitment Letter or the Term Sheet.

                  The provisions of the immediately preceding paragraph shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the obligations of Bank of America or BAS hereunder.

                  By your acceptance of this Commitment Letter, you represent, warrant and covenant that no written information and no information (written or otherwise) which has been or is hereinafter made available to Bank of America, BAS or the other Lenders by the Sponsor, the Company and any of its subsidiaries, or by any of their respective representatives or advisors, including any information given at information meetings for potential syndicate members (collectively, the "Information"), in connection with the transactions contemplated hereby contained (or, in the case of information furnished after the date hereof, will contain) as of the time it was furnished (or is furnished) any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein, in light of the circumstances in which they were (or will be) made, not misleading; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of the Company and its subsidiaries (collectively, the "Projections"), no representation or warranty is made other than that the Projections have been (or will be) prepared by you or your representatives in good faith. You agree to furnish, or cause the Company to furnish, us with such Information and Projections and other information as we may reasonably

NCP-SBG Recapitalization Corp.
December 31, 1999
Page 7


request and to supplement the Information and the Projections from time to time until the Closing, so that the representations and warranties in the preceding sentence are true and correct on and as of the date of Closing. In arranging and syndicating the Senior Credit Facilities, Bank of America and BAS will use and rely on the Information and the Projections without independent verification thereof.

                  Except as required by applicable law or judicial process, this Commitment Letter and the Term Sheet and the contents hereof and thereof shall not be disclosed by you to any third party without the prior consent of each of Bank of America and BAS, other than on a confidential basis to your affiliates, officers, directors, employees, attorneys and accountants and to the Company and its officers, directors, employees, attorneys, accountants and financial advisors, in each case to the extent necessary in your reasonable judgment; provided that each of such persons shall also be bound by the confidentiality provisions hereof. Bank of America and BAS acknowledge that copies of this Commitment Letter and the Term Sheet (but not the Fee Letter) may be filed as exhibits to the transaction statement on Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the Transaction and that the material terms and conditions of this Commitment Letter and the Term Sheet (but not the Fee Letter) may be described in the Proxy Statement for the Transaction. Except as required by applicable law or judicial process, the Fee Letter and the contents thereof shall not be disclosed by you to any third party without the prior consent of Bank of America and BAS, other than on a confidential basis to the Company and its and officers, directors, employees, attorneys and accountants; provided that each of such persons shall also be bound by the confidentiality provisions hereof. The content of any public announcements made after the date hereof relating to the Senior Credit Facilities is subject to Bank of America's and BAS's prior consent, such consent not to be unreasonably withheld or delayed, before any such announcement is made.

                  Bank of America reserves the right to allocate, in whole or in part, to BAS certain fees payable to Bank of America in such manner as Bank of America and BAS agree in their sole discretion. You acknowledge and agree that each of Bank of America and BAS may share with any or their respective affiliates and with any employee of either of Bank of America or BAS or their affiliates (and their professional advisors) who are involved in the negotiation and execution of definitive documentation relating to, and the consummation of the transactions contemplated by, this Commitment Letter and the Term Sheet, any information relating to the Senior Credit Facilities, the Transaction, the Sponsor, the other Investors, the Company and the subsidiaries and affiliates thereof.

                  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of the signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. This Commitment Letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understandings among Bank of America, BAS and you with respect to the specific matter set forth herein and supersedes all prior agreements and understanding related to the subject matter hereof. No party has been authorized by Bank of America or BAS to make

NCP-SBG Recapitalization Corp.
December 31, 1999
Page 8


any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter may not be amended nor may any provision hereof be waived or modified except by an instrument in writing signed by Bank of America, BAS and you. Except for the assignment by you to the Company on or prior to the Merger Effective Date, this Commitment Letter may not be assigned by you without the prior written consent by Bank of America and BAS (and any purported assignment without such consent shall be void). Each of us hereby irrevocably waives any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby and thereby or the actions of Bank of America or BAS in connection with the negotiation, performance and enforcement hereof and thereof. THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY.

                  The commitments of Bank of America and BAS set forth herein will terminate at 5:00 p.m., Eastern time, on January 6, 2000 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter shall become binding agreements. Following acceptance by you, this undertaking and commitment will expire on the earlier to occur of (i) the closing of the Transaction without the use of the Senior Credit Facilities, (ii) the acceptance by the Sponsor, the Company or any of their respective affiliates of an offer for all or any substantial part of the capital stock or assets of the Company and/or its subsidiaries other than the offer contemplated hereby and
(iii) May 31, 2000 unless definitive documentation for the Senior Credit Facilities is executed and delivered prior to such date.

                  Any brokerage commissions or finders' fees payable in connection with the Transaction shall be payable by you, and you agree to indemnify Bank of America and BAS and hold them harmless from any against any such commissions.

                  We are pleased to have been given the opportunity to assist you in connection with this transaction.

            [The remainder of this page is intentionally left blank.]

                                   Very truly yours,

                                   BANK OF AMERICA, N.A.



                                   By:  /s/ Yousuf Omar
                                        ----------------------------------
                                        Name:  Yousuf Omar
                                        Title: Managing Director


                                   BANC OF AMERICA SECURITIES LLC



                                   By:  /s/ Yousuf Omar
                                        ----------------------------------
                                        Name:  Yousuf Omar
                                        Title: Managing Director



Agreed to and accepted this  5th
                            ------
day of January, 2000


NCP-SBG RECAPITALIZATION CORP.



By:   /s/ Peter J. Shabecoff
      ------------------------------------
      Name:  Peter J. Shabecoff
      Title: Vice President

                                                                     ANNEX 1 to
                                                              Commitment Letter

              SARATOGA BEVERAGE GROUP, INC. - ACQUISITION FACILITY

                  $30,000,000 SENIOR SECURED CREDIT FACILITIES
                     SUMMARY OF PRINCIPAL TERMS & CONDITIONS



RECAPITALIZATION:                   Saratoga Beverage Group, Inc. (the
                                    "Company") intends to consummate a
                                    transaction (the "Transaction") in which
                                    North Castle Partners, L.L.C. (the
                                    "Sponsor"), certain members of management and other stockholders of the Company and certain affiliates of the Sponsor and other parties arranged by the Sponsor
                                    (collectively with the Sponsor, the
                                    "Investors") will acquire by means of a
                                    leveraged recapitalization, in which an
                                    entity to be formed by the Investors would purchase newly issued shares in the Company and immediately thereafter NCP-SBG
                                    Recapitalization Corp., a Delaware
                                    corporation and a newly-formed transitory merger company ("Mergerco"), indirectly owned by the Investors, would merge (the
                                    "Merger") with the Company, with the Company as the surviving corporation. At the effective time of the Merger (the "Merger
                                    Effective Date"), shares of common stock of the Company (other than shares owned by the Investors and certain members of management and other stockholders of the Company and other Investors satisfactory to us (the
                                    "Rollover Stockholders"), which would remain outstanding) would be converted into the right to receive $6.00 in cash per share of common stock of the Company. Following the Merger, the Investors and the Rollover
                                    Stockholders will own approximately 90% and 10% of the Company, respectively. A credit agreement and ancillary collateral documentation providing for the Senior
                                    Credit Facilities described below (the
                                    "Credit Documentation") will be executed by the Company and the Lenders referred to below (the date of such execution and delivery, the "Closing Date") simultaneously with the Merger Effective Date, but the initial extensions of credit thereunder shall not be made until the Merger Effective
                                    Date. From and after the Merger Effective
                                    Date, the Company will succeed by operation of law and pursuant to the terms of an acknowledgement agreement satisfactory to the Lenders to all obligations of Mergerco under the Credit Documentation. The
                                    Transaction will be consummated in such a manner as to qualify for recapitalization accounting treatment. The approximate sources and uses of funds necessary to consummate the Transaction are set forth in Addendum II to this Term Sheet.

BORROWER:                           The Company.

AGENT: Bank of America, N.A. (the "Agent" or "Bank of America") will act as sole and exclusive administrative agent and collateral agent. As such, Bank of America will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive agent. No other agents or co-agents may be appointed without the prior written consent of BAS (as defined below) and Bank of America.

ARRANGER:                           Banc of America Securities LLC ("BAS") will
                                    act as sole Lead Arranger, Book Manager and Syndication Agent.

LENDERS: Bank of America and/or a syndicate of financial institutions, arranged by BAS, which institutions will be reasonably acceptable to the Borrower (collectively, the "Lenders").

SENIOR CREDIT
FACILITIES:                         An aggregate principal amount of up to
                                    $30,000,000 will be available under the
                                    conditions hereinafter set forth:

                                    Revolving Credit Facility: $8,000,000
                                    revolving credit facility, which will
                                    include (i) a sublimit to be determined for the issuance of standby and commercial letters of credit (each a "Letter of Credit") and (ii) a sublimit for swingline loans ("Swingline Loans") in an amount to be determined. Letters of Credit will be issued by Bank of America (in such capacity, the "Fronting Bank"), and Swingline Loans will be made available by Bank of America (in such capacity, the "Swingline Lender"). Each Lender will purchase, pro rata according to its respective revolving commitment, an irrevocable and unconditional participation in each Letter of Credit.

                                    Term Loan Facility: $22,000,000 term loan facility, any unborrowed amount of which shall not be available after the Merger Effective Date.

                                    The Term Loan Facility and the Revolving
                                    Credit Facility are referred to herein
                                    collectively as the "Senior Credit
                                    Facilities." The aggregate principal amount of the Loans borrowed on the Merger Effective Date shall not exceed $22,000,000.

SWINGLINE OPTION:                   Swingline Loans will be made available by
                                    the Swingline Lender on a same day basis, in minimum amounts of $100,000. The Swingline
                                    Lender may, in its sole discretion, require a mandatory borrowing of Revolving Loans to repay outstanding Swingline Loans. Each
                                    Lender will agree to provide its pro-rata share of Revolving Loans if so required by the Swingline Lender, regardless of the existence of any default or event of default or the inaccuracy of any representation or warranty.

PURPOSE: A portion of the proceeds of the Senior Credit Facilities will be used (i) to make the cash payments to holders of the Company's outstanding common stock, options and convertible securities as required under the merger agreement and other documentation relating to the Transaction (collectively, the "Transaction Documentation") for aggregate consideration of approximately (but not exceeding) $36,125,000, (ii) to provide funds required to refinance certain existing indebtedness of the Company in an aggregate principal amount of not more than approximately $19,910,000 outstanding as of the Merger Effective Date, (iii) to pay certain fees and expenses incurred in connection with the Transaction of approximately $3,875,000 and (iv) after the Merger Effective Date, for working capital and other general corporate purposes of the Company and its subsidiaries. The approximate sources and uses for the Transaction are set forth on Addendum II to this Term Sheet.

INTEREST RATES, FEES
AND EXPENSES:                       As set forth on Addendum I to this Term
                                    Sheet.

AVAILABILITY:                       Revolving Credit Facility: Loans under the
                                    Revolving Credit Facility ("Revolving
                                    Loans") (including Swingline Loans) may be made and Letters of Credit may be issued, on a revolving basis, at any time after the Merger Effective Date and prior to maturity, provided that the outstanding principal amount of the Revolving Loans, Swingline
                                    Loans and the Letter of Credit Exposure (as defined below) shall not exceed the lesser of $8,000,000 and the Borrowing Base. The
                                    "Borrowing Base" shall be an amount equal to the sum of 85% of eligible receivables of the Company and 60% of eligible inventory of the Company valued at the lesser of cost or fair market value. Letters of Credit may be issued under the Revolving Credit Facility, subject to the terms hereof, at any time prior to, and shall expire no later than, five business days prior to the final maturity of the Revolving Credit Facility.
                                    Amounts repaid under the Revolving Credit
                                    Facility may be reborrowed.

                                    "Letter of Credit Exposure" means an amount equal to the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit and (ii) the total amount of any unreimbursed drawings on Letters of Credit.

                                    Term Loan Facility: Loans under the Term
                                    Loan Facility (the "Term Loans") will be available in a single borrowing on the Merger

                                    Effective Date. Amounts repaid under the Term Loan Facility may not be reborrowed.

MATURITY/SCHEDULED
AMORTIZATION:                       Revolving Credit Facility: The Revolving
                                    Credit Facility will terminate and all
                                    amounts outstanding thereunder will be due and payable in full on June 30, 2005.

                                    Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization commencing December 31, 2000 in the amounts as set forth below with the final payment of all amounts outstanding being due and payable on June 30, 2005.

                                    --------------- ----------------
                                       CALENDAR       TERM LOAN
                                         YEAR          FACILITY
                                    --------------- ----------------

                                         2000           500,000
                                    --------------- ----------------

                                         2001          2,375,000
                                    --------------- ----------------

                                         2002          3,625,000
                                    --------------- ----------------

                                         2003          4,750,000
                                    --------------- ----------------

                                         2004          5,750,000
                                    --------------- ----------------

                                         2005          5,000,000
                                    --------------- ----------------



GUARANTORS:                         The Senior Credit Facilities will be
                                    irrevocably and unconditionally guaranteed by all of the existing or subsequently acquired or organized domestic subsidiaries
                                    (direct or indirect) of Mergerco and,
                                    following the Merger Effective Date, of the Company. To the extent, and for so long as, the guaranty by any foreign subsidiary would not have adverse tax consequences for the Borrower, all foreign subsidiaries of the Borrower will also guarantee the obligations of the Borrower. All guarantees will be guarantees of payment and not of collection.

COLLATERAL:                         The Agent (on behalf of the Lenders) will
                                    receive a first priority perfected security interest in 100% of the capital stock of each of the existing or subsequently acquired or organized subsidiaries (direct or indirect) of the Borrower (including subsidiaries of the Borrower from and after the Merger Effective Date) (which pledge, in the case of any foreign subsidiary, will be limited to 65% of the capital stock of such foreign subsidiary to the extent, and for so long as, the pledge of any greater percentage would have adverse tax consequences for the Borrower). Such capital stock will not be subject to any other lien or encumbrance. The Agent (on behalf of the Lenders) also will receive a perfected security interest in substantially all present and future assets and properties of the Borrower and any domestic subsidiary of the Borrower (including, without limitation, accounts receivable, inventory, owned and leased real property, machinery, equipment, other fixed assets, contracts (including the Transaction Documents), trademarks, copyrights, patents, license agreements, other intellectual property and general intangibles). The security interest described above will be subject to certain agreed upon liabilities and encumbrances of the Borrower and its subsidiaries.

                                    All the above-described pledges and security interests will be created on terms, and pursuant to customary documentation, reasonably satisfactory to the Agent. The Agent's lien on the Collateral will have a first priority and, except as described above, will not be subject to any other pledges or security interests. The priority of the lien and security interest of the Agent shall be supported by such landlord, vendor/supplier and mortgagee waivers, warehousemen and bailee letters, third party consents, intercreditor agreements and other agreements as shall be requested by the Agent, but only to the extent the same can be obtained by the Borrower using commercially reasonable efforts, in each case in form and substance satisfactory to the Agent.

                                    The Collateral will ratably secure the
                                    Senior Credit Facilities and any interest rate swap or similar agreements with a Lender or affiliate of a Lender.

MANDATORY
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                         In addition to the Scheduled Amortization
                                    set forth above, the Senior Credit
                                    Facilities will be prepaid by an amount
                                    equal to: (i) 100% of the net cash proceeds, including certain insurance and condemnation proceeds, of all asset sales or other dispositions of property by the Borrower or any of its subsidiaries (including sales of stock of subsidiaries), subject to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid; (ii) 75% (if ratio of Consolidated
                                    Funded Debt (to be defined in the loan
                                    documentation) to Consolidated EBITDA of the Company for the most recent four quarter period (the "Leverage Ratio")) is equal to or greater than 5.93 to 1.0) or 50% (if the Leverage Ratio is less than 5.93 to 1.0) of Excess Cash Flow (to be defined in the loan documentation) pursuant to an annual cash sweep arrangement; (iii) 100% of the net cash proceeds from the issuance of any debt by the Borrower or any of its subsidiaries
                                    (other than permitted debt to be agreed
                                    upon); and (iv) 100% of the net cash
                                    proceeds from specified issuances of equity by the Borrower or any of its subsidiaries.

                                    Mandatory prepayments will be applied,
                                    first, to reduce the Term Loans on a pro rata basis; and second, to reduce the Revolving Loans or cash collateralize any outstanding Letters of Credit. Amounts so allocated to the Term Loans will be applied pro-rata with respect to each remaining installment of principal.

                                    If the Term Loan Facilities shall have been fully repaid, the mandatory prepayments described above shall be applied to the Revolving Credit Facility (without any corresponding commitment reductions. In addition, if the aggregate outstanding principal amount of Revolving Loans and Swingline Loans and the Letter of Credit Exposure at any time exceeds the total commitments under the Revolving Credit Facility, the Borrower shall immediately make a prepayment in the amount of such excess. If the outstanding principal amount of the Revolving Loans and Swingline Loans and the Letter of Credit Exposure at any time exceeds the Borrowing Base, the Borrower shall promptly make a prepayment in the amount of such excess.

OPTIONAL
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                         The Borrower may prepay the Senior Credit
                                    Facilities in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayments of LIBOR borrowings.

                                    All optional prepayments of the Term Loans will be applied pro-rata with respect to each remaining installment of principal. The unutilized portion of the aggregate commitments under the Revolving Credit Facility in excess of the outstanding Revolving Loans, Swingline Loans and the Letter of Credit Exposure may be irrevocably cancelled in whole or in part.

CONDITIONS PRECEDENT
TO INITIAL FUNDING:                 The funding on the Merger Effective Date
                                    will be subject to satisfaction of customary conditions precedent for financings of this type and deemed appropriate by the Agent, including, but not limited to, the following:

                                    (i)     Concurrent Transactions;
                                            Documentation. The Company shall
                                            have received cash proceeds of at
                                            least $28,660,000 from the issuance
                                            of its capital stock to the
                                            Investors. Management and current
                                            stockholders of the Company will
                                            retain ownership of common stock of
                                            the Company in an amount valued at
                                            approximately $3,300,000. The terms
                                            of all documentation relating
                                            thereto shall be reasonably
                                            satisfactory to the Agent.

                                            The Company shall have received net
                                            cash proceeds of at least
                                            $10,000,000 from an issuance of
                                            senior subordinated notes pursuant
                                            to a privately placed financing, the
                                            terms of which (including all
                                            subordination provisions) shall be
                                            reasonably satisfactory to the
                                            Agent.

                                            A sufficient number of shares of
                                            common stock of the Company shall
                                            have been voted in favor of the
                                            Transaction as shall be required
                                            under applicable law and the
                                            Company's certificate of
                                            incorporation and by-laws to effect
                                            the Merger. The Transaction shall
                                            have been consummated pursuant to
                                            the Transaction Documents, and
                                            otherwise on terms satisfactory to
                                            the Agent, and all conditions
                                            precedent to the consummation of the
                                            Transaction shall have been
                                            satisfied or, with the prior
                                            approval of the Agent, waived.
                                            Without limiting the foregoing, the
                                            Transaction Documents shall include,
                                            without limitation, conditions to
                                            the effect that any "poison pill" or
                                            similar security or contractual
                                            arrangement of the Company, any
                                            provision of Delaware law
                                            restricting the ability of Mergerco
                                            or the Company to effect the Merger
                                            and any other provisions of law or
                                            contract which might materially
                                            impede or delay the Merger or
                                            otherwise materially adversely
                                            affect the Transaction or the
                                            parties to the Transaction shall
                                            have been effectively rendered
                                            inapplicable to the Merger. All
                                            documents and materials (including
                                            proxy materials) publicly filed with
                                            respect to the Merger shall be
                                            reasonably acceptable to the Agent
                                            and BAS. The Borrower and all
                                            domestic Subsidiaries of the
                                            Borrower (such subsidiaries being
                                            herein collectively referred to as
                                            the "Guarantors") shall have entered
                                            into Credit Documentation in form
                                            and substance reasonably
                                            satisfactory to the Agent, the
                                            Lenders and BAS, and all conditions
                                            precedent to the initial borrowings
                                            shall have been satisfied. All
                                            existing debt of the Company and its
                                            subsidiaries outstanding upon
                                            consummation of the Transaction
                                            shall have been repaid in full or,
                                            if such debt is to remain
                                            outstanding after the Closing Date,
                                            shall be reasonably satisfactory to
                                            the Agent.

                                    (ii)    Capitalization; Etc. After giving
                                            effect to the Transaction, the Agent
                                            shall be reasonably satisfied with
                                            the corporate, capital and ownership
                                            structure (including certificates of
                                            incorporation and by-laws),
                                            stockholders' agreements and
                                            management of the Company and its
                                            subsidiaries. Notwithstanding the
                                            foregoing (a) at closing, the
                                            Borrower shall have not less than
                                            $8,000,000 million of availability
                                            under the Revolving Credit Facility,
                                            and (b) the Company's pro-forma
                                            Leverage Ratio will not exceed 6.40
                                            to 1.00 (based upon the Company's
                                            pro forma total debt and trailing 12
                                            month Consolidated Adjusted EBITDA
                                            as defined above and as set forth in
                                            the pro forma financial statements
                                            to be delivered pursuant to
                                            sub-paragraphs (iii)(c) and (d)
                                            below).

                                    (iii)   Financial Statements. The Agent
                                            shall have received (a) audited
                                            financial statements of the Company
                                            for its most recent three fiscal
                                            years, (b) the most recent unaudited
                                            annual or quarterly financial
                                            statements of the Company, (c) an
                                            unaudited pro-forma balance sheet of
                                            the Company and its subsidiaries
                                            which gives effect to the
                                            Transaction and the financings
                                            contemplated hereby as if they had
                                            occurred on the last day of the most
                                            recently completed fiscal quarter of
                                            the Company, and (d) an unaudited
                                            pro-forma consolidated income
                                            statement of the Company (including
                                            a calculation of consolidated
                                            EBITDA) adjusted to give effect to
                                            the Transaction and the financings
                                            contemplated hereby for the trailing
                                            12 months of operations ending on
                                            December 31, 1999. The audited
                                            financial statements of the Company
                                            for the fiscal year ending December
                                            31, 1999 (adjusted to reflect an
                                            additional one month of EBITDA of
                                            The Fresh Juice Company, Inc. in an
                                            amount not exceeding $475,000) shall
                                            show Consolidated Adjusted EBITDA of
                                            at least $5,000,000. All pro-forma
                                            adjustments to the consolidated
                                            financial statements of the Company
                                            (which shall not exceed $1,487,000
                                            in the aggregate) shall be
                                            satisfactory to the Agent in its
                                            reasonable discretion.

                                    (iv)    Solvency. The Agent shall have
                                            received certification as to the
                                            financial condition and solvency of
                                            the Borrower and its subsidiaries
                                            after giving effect to the
                                            Transaction, from an independent
                                            firm satisfactory to the Agent.

                                    (v)     Other Obligations. On or prior to
                                            the Merger Effective Date, (a) all
                                            fees and expenses due and payable to
                                            Bank of America, any other Lender
                                            and/or their affiliates pursuant to
                                            the

                                            Commitment Letter, the Fee Letter or
                                            otherwise shall have been paid in
                                            full as contemplated therein, and
                                            (b) the Company shall have complied
                                            in all material respects with all of
                                            its obligations under the Commitment
                                            Letter and the Fee Letter, and each
                                            such letter shall be in full force
                                            and effect.

                                    (vi)    Consents. All governmental,
                                            shareholder and third-party consents
                                            (including Hart-Scott-Rodino
                                            clearance) and approvals necessary
                                            in connection with the Transaction
                                            and the other transactions
                                            contemplated hereby shall have been
                                            obtained; all such consents and
                                            approvals shall be in full force and
                                            effect; and all applicable waiting
                                            periods shall have expired without
                                            any action being taken by any
                                            authority that could restrain,
                                            prevent or impose any material
                                            adverse conditions on the
                                            Transaction or such other
                                            transactions or that could seek or
                                            threaten any of the foregoing. The
                                            Agent and the Lenders shall be
                                            reasonably satisfied that the Senior
                                            Credit Facilities, the use of
                                            proceeds thereof and all direct and
                                            indirect collateral security
                                            therefor comply in all respects with
                                            Regulation U of the Board of
                                            Governors of the Federal Reserve
                                            System.

                                    (vii)   Judgments, Etc. There shall not
                                            exist (a) any order, decree,
                                            judgment, ruling or injunction which
                                            restrains the consummation of the
                                            Transaction in the manner
                                            contemplated by the Transaction
                                            Documents and (b) any pending or
                                            threatened action, suit,
                                            investigation or proceeding which,
                                            if adversely determined, could
                                            reasonably be expected to materially
                                            adversely affect the ability of the
                                            Borrower or the Guarantors to
                                            perform any of their respective
                                            obligations under the Credit
                                            Documentation or the ability of the
                                            Lenders to exercise their rights
                                            thereunder.

                                    (viii)  Opinions, Etc. The Agent shall have
                                            received (a) reasonably satisfactory
                                            opinions of counsel to the Borrower
                                            and the Guarantors (which shall
                                            cover, among other things,
                                            authority, legality, validity,
                                            binding effect and enforceability of
                                            the credit documentation) and such
                                            corporate resolutions, certificates,
                                            and other documents as the Agent
                                            shall reasonably require and (b)
                                            reasonably satisfactory evidence
                                            that the Agent holds a perfected,
                                            first priority lien in all
                                            collateral for the Senior Credit
                                            Facilities, subject to no other
                                            liens except for permitted liens to
                                            be agreed.

                                    (ix)    Other Reports. The Agent shall have
                                            received, in form and substance
                                            reasonably satisfactory to it, all
                                            environmental reports, year 2000
                                            questionnaires and such other
                                            reports, audits or certifications
                                            and is it may reasonably request.

                                    (x)     Market Conditions. (i) Trading in
                                            securities generally on the New York
                                            or American Stock Exchanges shall
                                            not have been suspended; and minimum
                                            or maximum prices shall not have
                                            been established on any such
                                            exchange; (ii) a banking moratorium
                                            shall not have been declared by New
                                            York or United States authorities;
                                            and (iii) there shall not have been
                                            (x) an outbreak or escalation of any
                                            insurrection or armed conflict
                                            involving the United States or any
                                            other national or international
                                            calamity or emergency, or (y) any
                                            disruption or material adverse
                                            change in the general financial or
                                            capital markets of the United States
                                            which, in the reasonable judgment of
                                            the Agent or BAS, would materially
                                            and adversely affect the ability to
                                            sell or syndicated loans of a nature
                                            similar to the Senior Credit
                                            Facilities.

                                    (xi)    Material Adverse Change. There shall
                                            not have occurred a material adverse
                                            change in the business, assets,
                                            operations or condition (financial
                                            or otherwise) of the Company and its
                                            subsidiaries since December 31,
                                            1998, and there shall exist no
                                            conditions, events or occurrences
                                            that, individually or in the
                                            aggregate, could reasonably be
                                            expected to result in such a
                                            material adverse change.

CONDITIONS
PRECEDENT TO ALL
EXTENSIONS OF CREDIT:               Usual and customary for transactions of this
                                    type and other terms reasonably deemed
                                    appropriate by the Agent, including, without limitation, delivery of notice of borrowing, borrowing base, accuracy of representations and warranties and absence of actual or incipient defaults.

REPRESENTATIONS &
WARRANTIES:                         Usual and customary for transactions of this
                                    type and other terms reasonably deemed
                                    appropriate by the Agent, including, without limitation (i) corporate status; (ii) corporate power and authority/ enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation, proceeding or investigation; (v) correctness of specified financial statements; (vi) no material adverse change; (vii) absence of undisclosed liabilities, whether actual or contingent;
                                    (viii) receipt of all required governmental or third party approvals; (ix) use of proceeds/compliance with margin regulations; (x) status under Investment Company Act; (xi) ERISA and labor matters; (xii) environmental matters; (xiii) perfected liens and security interests;
                                    (xiv) payment of taxes; (xv) status of
                                    material agreements; (xvi) title to assets, including intellectual property; (xvii) no infringement of third party intellectual property rights; (xviii) solvency; (xix) compliance with laws and regulations, (xx) consummation of the Transaction and (xxi)
                                    Year 2000 compliance. The foregoing
                                    representations and warranties shall be
                                    subject to customary qualifications and
                                    exceptions to be agreed upon.

COVENANTS:                          Usual and customary for transactions of this
                                    type and other terms reasonably deemed
                                    appropriate by the Agent, including, without limitation (applicable to all subsidiaries)
                                    (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates and other information; (iii) notices of default, material litigation, material governmental and environmental proceedings and other material events; (iv) compliance with laws; (v) payment of taxes;
                                    (vi) maintenance of insurance and
                                    limitations on use of casualty and
                                    condemnation proceeds; (vii) environmental and ERISA covenants; (viii) limitation on liens; (ix) limitations on mergers, consolidations and dispositions of assets;
                                    (x) limitation on acquisitions; (xi)
                                    limitation on incurrence of debt, subject to agreed upon exceptions; (xii) limitations on issuance of equity and equity equivalents, subject to agreed upon exceptions, and subject to mandatory prepayment requirements; (xiii) limitations on dividends, redemptions or other acquisition of capital stock or equivalents and the redemption and/or prepayment of other debt;
                                    (xiv) limitation on investments; (xv)
                                    limitations on transactions with and
                                    payments to affiliates; (xvi) limitations on amendments to material agreements and instruments; (xvii) limitation on nature of business conducted; (xviii) limitation on capital expenditures; and (xix) Year 2000 compliance. The foregoing covenants shall be subject to customary qualifications and exceptions to be agreed upon.

                                    The Borrower will use its best efforts to cause the Merger to be consummated at the earliest possible time after the Closing Date.

                                    The Borrower will be required, within a
                                    period after the Closing Date to be agreed upon, to enter into interest rate protection agreements reasonably acceptable to the Agent for $6,000,000 of the outstanding principal amount of the Term Loans and to maintain such agreements in effect for a period to be determined.

                                    Financial covenants to include:

                                    o  Maintenance on a rolling four quarter
                                       basis of a maximum consolidated Total
                                       Leverage Ratio.

                                    o  Maintenance on a rolling four quarter
                                       basis of a minimum consolidated Fixed
                                       Charge Coverage Ratio (EBITDA less
                                       Capital Expenditures in excess of a
                                       to-be-determined pre-approved schedule of
                                       Capital Expenditures and Cash Taxes/Cash
                                       Interest Expense plus Scheduled Principal
                                       Repayments plus Cash Dividends).

                                    o  Maintenance at all times of a minimum
                                       consolidated Net Worth (set at 85% of Net
                                       Worth on the Closing Date), with step-up provisions equal to 50% of net income and 100% of any equity issuances.

                                    o  Maintenance at all times of a minimum
                                       consolidated EBITDA determined on a
                                       rolling four quarter basis with step-up
                                       provisions to be agreed upon.

                                    All of the above financial and accounting terms will be determined in accordance with GAAP as in effect on the Closing Date. Ratios will be calculated on a rolling four quarter basis, except that the applicable ratios for the first three full quarters after the Closing Date will be calculated in a manner to be agreed upon.

EVENTS OF DEFAULT:                  Usual and customary for transactions of this
                                    type and other terms reasonably deemed
                                    appropriate by the Agent, including, without limitation: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other material indebtedness and agreements; (v) bankruptcy events; (vi) material judgments; (vii) ERISA, (viii) actual or asserted invalidity of any loan documents or security interests; or (ix)
                                    Change in Control (to be defined). The
                                    foregoing events of default shall be subject to customary grace periods, notice requirements and materiality thresholds to be agreed upon.

ASSIGNMENTS/
PARTICIPATIONS:                     Each Lender will be permitted to make
                                    assignments to other eligible financial
                                    institutions approved by the Agent and,
                                    unless a default or event of default has occurred and is continuing, reasonably acceptable to the Borrower. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date and release of all or substantially all of the collateral or the Guarantors.
                                    Notwithstanding the foregoing, the
                                    principal amount of any loan assigned or participated shall not be less than $5,000,000. An assignment fee of $3,500 will be payable to the Agent by the Lender in connection with any such assignment
                                    (including, but not limited to, an
                                    assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:                         Amendments and waivers of the provisions of
                                    the loan agreement and other definitive
                                    credit documentation will require the
                                    approval of Lenders holding loans and
                                    commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit
                                    Facilities, except that the consent of all of the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such lenders, (ii) reductions of principal, interest, or fees,
                                    (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all of the collateral and (vi) releases of all or substantially all of the Guarantors.

INDEMNIFICATION:                    The Borrower will indemnify the Lenders in
                                    accordance with customary terms from and against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments under the Senior Credit
                                    Facilities, including, without limitation, reasonable attorneys' fees and settlements costs.

CLOSING:                            On or before May 31, 2000.

GOVERNING LAW:                      New York.

WAIVER OF
JURY TRIAL:                         The Borrower will waive its right to a trial
                                    by jury.

COUNSEL TO THE AGENT:               McGuire, Woods, Battle & Boothe LLP.

OTHER: This term sheet does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facilities contemplated hereby.

                                                                    ADDENDUM I
                                                                 to Term Sheet


                        INTEREST RATES, FEES AND EXPENSES



COMMITMENT                          FEE: The Borrower will pay a per annum fee
                                    (the "Commitment Fee") on the unused portion of the Senior Credit Facilities at an applicable percentage as set forth below.
                                    The Commitment Fee is payable quarterly in arrears for periods commencing upon the Closing Date. Swingline Loans will not be deemed to be utilized for purposes of calculating the Commitment Fee.

INTEREST RATES: The Revolving Credit Facilities shall bear interest at the Borrower's option of
                                    (a) LIBOR, or (b) the Base Rate (to be
                                    defined as the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus .50%); in each case plus an applicable percentage as set forth below.

                                    The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

                                    A default rate shall apply on all loans in the event of default under the Senior Credit Facilities at a rate per annum of 2% above the applicable interest rate.

                                    If during the 180 day period following the Closing, any breakage costs, charges or fees are actually incurred with respect to LIBOR loans on account of the syndication of the Senior Credit Facilities, the Borrower shall promptly reimburse the Agent for any such costs, charges or fees. Such right of reimbursement shall be in addition to and not in limitation of customary cost and yield protections.

LETTER OF
CREDIT FEES:
                                    The Borrower will pay a per annum fee (the
                                    "Letter of Credit Fee") on the amount
                                    available to be drawn under each Letter of Credit at an applicable percentage referred to below. Letter of Credit Fees are payable quarterly in arrears to be shared proportionately among the Lenders. The Borrower will also pay a fronting fee (the "Fronting Fee") of 0.25% per annum on the amount available to be drawn under each Letter of Credit. Fronting Fees are payable quarterly in arrears for the sole account of the Fronting Bank.

PRICING GRID:                       Applicable percentages are determined based
                                    upon the Borrower's Leverage Ratio (defined as total consolidated funded debt/EBITDA).
                                    Set forth below are the LIBOR applicable percentages for loans outstanding under the Senior Credit Facilities (for 1, 2, 3 or 6 month interest periods), the Letter of Credit Fee applicable percentage and the Commitment Fee applicable percentage. The
                                    Base Rate applicable percentages for loans outstanding under each of the Senior Credit
                                    Facilities will be 1.25% less than the LIBOR
                                    Applicable Percentage. Swingline Loans will bear interest at the Base Rate +0% without regard to the Leverage Ratio. Prior to the Agent's receipt of the Borrower's financial statements for the period ending March 31, 2001, the applicable percentages shall be 3.25%. "LIBOR" means the London interbank offered rate for US Dollar deposits, adjusted for maximum regulatory reserves.
                                    Interest in respect of Base Rate Loans will be payable quarterly in arrears.

INTEREST RATES:                     Revolving Credit Facility: LIBOR + 3.25%
                                    Term Facility:             LIBOR + 3.25%

                                    Performance pricing for the Revolving Credit
                                    Facility and Term Loan Facility to be based upon a quarterly Leverage Ratio to be determined.

COMMITMENT FEE:                     50 basis points per annum on the unused
                                    portion of the commitments. Performance
                                    pricing based upon a quarterly Leverage
                                    Ratio to be determined.

CALCULATION OF
INTEREST AND FEES:                  Other than calculations in respect of
                                    interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD
PROTECTION:                         Customary for transactions and facilities of
                                    this type, including, without limitation, in respect of breakage or redeployment costs actually incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves with proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:                           The Borrower will pay all reasonable costs
                                    and expenses associated with the
                                    preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Senior Credit Facilities, including, without limitation, the reasonable legal fees of counsel to the Agent and BAS, it being agreed and understood that the Borrower shall pay only those reasonable costs and expenses of a single legal counsel associated with the enforcement of all documentation executed in connection with the Senior Credit
                                    Facilities. The Borrower will also pay the expenses of each Lender in connection with the enforcement of any of the Credit
                                    Documentation.

                                                                    ADDENDUM II
                                                                  to Term Sheet


                                SOURCES AND USES
                                      ($MM)

                     Sources                                                     Uses
                     -------                                                     ----
Revolving Credit Facility (Amount funded at        $      0.00  Purchase of Equity (including            $     36.125
Acquisition Date)                                               redemption of options and convertible
                                                                securities)
Term Loan Facility                                 $     22.00  Fees and Expenses                        $      3.875
Subordinated Notes                                 $     10.00  Refinance Existing Debt                  $     19.910
Sponsor and Management and other Shareholder                    Roll-Over Equity                         $      3.300
Equity Investment                                  $     31.96
                                                   ------------
                                                                Non-Compete Agreements                   $      0.750
                                                                                                         -------------

Total                                              $     63.96  Total                                    $     63.960